                                                                     Exhibit 5.1
                                                                     -----------

                [LETTERHEAD OF SMITH, KATZENSTEIN & FURLOW LLP]



December 29, 1997



New England Investment Companies, L.P.
399 Boylston Street
Boston, MA  02116

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 10,000,000 units representing limited partner interests ("NEIC LP Units") in New England Investment Companies, L.P. ("NEIC"). The NEIC LP Units are to be issued in exchange for units representing limited partner interests ("NEICOP LP Units") in NEIC Operating Partnership, L.P. ("NEICOP") pursuant to (i) the Intercompany Agreement dated as of December 29, 1997 (the "Intercompany Agreement") by and between NEICOP and NEIC, (ii) the Amended and Restated Agreement of Limited Partnership of NEICOP dated as of December 29, 1997 (the "NEICOP Partnership Agreement"), and (iii) the Exchange Offer Memorandum of NEIC dated November 13, 1997 (the "Exchange Offer Memorandum" and, together with the Intercompany Agreement and the NEICOP Partnership Agreement, the "Exchange Documents").

We have acted as Delaware counsel for NEIC in connection with the anticipated issuance of the NEIC LP Units pursuant to the Exchange Documents. For purposes of our opinion, we have examined and relied upon the Exchange Documents and such other documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the State of Delaware. We have assumed that New England Investment Companies, Inc., a Massachusetts corporation and the general partner of NEIC ("NEIC, Inc."), is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and that NEIC, Inc. has taken all corporate action necessary under Massachusetts law to authorize the execution and delivery of the Exchange Documents by NEIC and the performance by NEIC of its obligations under or in connection with the Exchange Documents, including the issuance by NEIC of the NEIC LP Units pursuant to the Exchange Documents.

Based upon the foregoing, we are of the opinion that the NEIC LP Units to be issued by NEIC pursuant to the Exchange Documents have been duly authorized and, when issued in accordance with the Exchange Documents, will be valid limited partnership units in NEIC and the holders thereof will have no liability for any additional contributions of capital to NEIC with respect to such limited partnership units in NEIC.

We hereby consent to the filing of this opinion as part of the Registration Statement and the use of our name in the Prospectus in the caption Legal Matters.

Very truly yours,

SMITH, KATZENSTEIN & FURLOW LLP


By  /s/ Stephen M. Miller
  -------------------------------------
     Stephen M. Miller

                                      -2-